Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated June 22, 2007, accompanying the consolidated finan-cial statements and schedule of APA Enterprises, Inc. and subsidiaries (which report expressed an unqualified opinion and contains an explanatory paragraph relating to the adoption of Financial Accounting Standard Board Statement No. 123(R), Share-Based Payment), included in the Annual Report on Form 10-K for the year ended March 31, 2007. We hereby consent to the incorporation by reference of said reports in the Registration State-ments of APA Enterprises, Inc. on Forms S-8 (File No. 333-74214, effective November 30, 2001; File No. 333-44500, effective August 25, 2000; File No. 333-44488, effective August 25, 2000; File No. 333-44486, effective August 25, 2000; and File No. 333-136828 effective August 23, 2006).

/s/GRANT THORNTON LLP

Minneapolis, Minnesota
June 22, 2007